Exhibit 99.1

7701 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003 www.Belden.com
News Release

From:	Belden
Dee Johnson
314.854.8054
For Immediate Release — April 24, 2008
BELDEN ANNOUNCES 37 PERCENT INCREASE IN ADJUSTED DILUTED EPS
First Quarter 2008 Highlights
•	Consolidated revenue increased 52.0 percent to $511.8 million from $336.7 million.

•	First quarter adjusted diluted EPS increased 36.7 percent to $0.67 per share from $0.49 in the prior-year period.

•	Belden’s European segment achieved double-digit adjusted operating margin.

•	The full-year 2008 outlook for adjusted diluted EPS is $3.45 to $3.65.
St. Louis, Missouri — Thursday, April 24, 2008 — Belden (NYSE:BDC), a leader in the design, manufacture, and marketing of signal transmission solutions for industrial automation, data networking, and a wide range of specialty electronics markets, today announced results of the first quarter ended March 30, 2008.
First Quarter 2008 Results
In the first quarter, revenue was $511.8 million and operating income was $26.6 million. Net income was $13.2 million, or $0.27 per diluted share. The quarter’s revenue included $167.0 million from businesses acquired during 2007 and $15.3 million of favorable currency translation.
During the quarter, Belden recorded non-cash asset impairment charges of $11.5 million pre-tax, primarily associated with the plan to close a plant in Manchester, Connecticut; a loss on the sale of real estate of $1.0 million pre-tax; severance charges of $6.5 million pre-tax associated with the previously announced Voluntary Separation Program; and severance and other restructuring costs of $5.6 million pre-tax primarily in connection with the reorganization of its European operations. Additionally, Belden recorded a one-time income tax charge of $2.0 million resulting from the enactment of tax rate changes affecting the Company’s recently acquired foreign operations. In the first quarter of 2007, the Company incurred pre-tax charges of $3.3 million for severance, asset impairment charges, and adjusted depreciation associated with restructuring actions in North America and Europe.
Adjusted for these items, operating income in the first quarter increased 26.6 percent year over year to $51.3 million. As a percent of revenue, adjusted operating income was 10.0 percent in the first quarter of 2008, compared with 12.0 percent in the first quarter of 2007. Adjusted diluted income per share from continuing operations was $0.67 in the first quarter of 2008, a 36.7 percent increase from $0.49 in the first quarter of 2007. See the attached schedule, Adjusted Operating Results, for a reconciliation of GAAP results to adjusted results.
“Geographic diversity, driven by our successful 2007 acquisitions, is working in our favor. Strong revenue and margin performance by our European and Asian businesses offset weakness in North America,” said John Stroup, President and Chief Executive Officer. “Additionally, the operating margin of our European segment, as well as the legacy cable operations in the segment, exceeded our near-term goal of 10 percent. To address the weakness in our North American volume, we enacted countermeasures throughout the quarter, including reducing our work force in several locations, moving ahead with the decision to close the Connecticut plant, and delaying rehiring for most of the positions vacated through the Voluntary Separation Program.”
In a sale-and-leaseback arrangement, Belden received $23.4 million net cash proceeds during the first quarter from the sale of the recently built plant in Nogales, Mexico.
Outlook
“We continue to expect our total revenue to be between $2.2 and $2.3 billion for the year with a higher percentage coming from outside the United States,” said Mr. Stroup. “As a result, we expect our adjusted operating income to be between 12 and 13 percent of revenue and adjusted earnings per diluted share to be between $3.45 and $3.65.”
Forward Looking Statements
Statements in this release other than historical facts are “forward-looking statements” made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company’s actual results may differ materially from these expectations. Some of the factors that may cause actual results to differ from the Company’s expectations include demand for the Company’s products; the cost and availability of materials including copper, plastic compounds derived from fossil fuels, and other materials; energy costs; the Company’s ability to integrate successfully the acquired businesses; and other factors, For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise.
About Belden
Belden is a leader in the design, manufacture, and marketing of signal transmission solutions for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.

Contact:
Belden
Dee Johnson, Director of Investor Relations
and Corporate Communications
314-854-8054
The following schedules are provided:
•	Comparative condensed consolidated statements of operations for the three-month periods ended March 30, 2008, and March 25, 2007.

•	Segment results for the same periods.

•	Condensed consolidated balance sheets as of March 30, 2008, and December 31, 2007.

•	A supplemental schedule of adjusted consolidated results for the quarter and the prior-year comparable period, excluding certain non-recurring severance charges, asset impairment, restructuring charges, adjusted depreciation and discrete tax items.

BELDEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 30, 2008	March 25, 2007
	(In thousands, except per share amounts)

Revenues	$511,826	$336,703
Cost of sales	(366,009)	(246,014)

Gross profit	145,817	90,689
Selling, general and administrative expenses	(97,715)	(51,903)
Research and development	(9,071)	(146)
Loss on sale of assets	(884)	—
Asset impairment	(11,549)	(1,392)

Operating income	26,598	37,248
Interest expense	(7,819)	(2,526)
Interest income	957	2,743
Other income (expense)	1,168	(2,016)

Income before taxes	20,904	35,449
Income tax expense	(7,684)	(13,435)

Net income	$13,220	$22,014

Weighted average number of common shares and equivalents:
Basic	44,139	44,465
Diluted	48,377	51,689

Basic income per share	$0.30	$0.50

Diluted income per share	$0.27	$0.44

Dividends declared	$0.05	$0.05

BELDEN INC.
OPERATING SEGMENT INFORMATION
(Unaudited)

	External			Operating
	Customer	Affiliate	Total	Income
	Revenues	Revenues	Revenues	(Loss)
	(In thousands)

Three Months Ended March 30, 2008

Belden Americas	$186,278	$19,828	$206,106	$31,281
Specialty Products	53,432	18,345	71,777	(7,082)
Europe	184,563	6,056	190,619	16,909
Asia Pacific	87,553	—	87,553	8,897

Total Segments	511,826	44,229	556,055	50,005
Finance and Administration	—	—	—	(13,896)
Eliminations	—	(44,229)	(44,229)	(9,511)

Total Continuing Operations	$511,826	$—	$511,826	$26,598

Three Months Ended March 25, 2007

Belden Americas	$186,298	$11,278	$197,576	$34,308
Specialty Products	56,653	12,423	69,076	10,315
Europe	81,948	2,708	84,656	3,802
Asia Pacific	11,804	—	11,804	1,527

Total Segments	336,703	26,409	363,112	49,952
Finance and Administration	—	—	—	(7,940)
Eliminations	—	(26,409)	(26,409)	(4,764)

Total Continuing Operations	$336,703	$—	$336,703	$37,248

BELDEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 30, 2008	December 31, 2007
	(Unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$196,842	$159,964
Receivables	370,882	373,108
Inventories, net	262,687	257,540
Deferred income taxes	28,931	28,578
Other current assets	17,313	17,392

Total current assets	876,655	836,582

Property, plant and equipment, less accumulated depreciation	328,516	369,803
Goodwill	704,399	648,882
Intangible assets, less accumulated amortization	157,484	154,786
Other long-lived assets	65,414	58,796

	$2,132,468	$2,068,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$375,693	$350,047
Current maturities of long-term debt	110,000	110,000

Total current liabilities	485,693	460,047

Long-term debt	350,000	350,000
Postretirement benefits	103,387	98,084
Deferred income taxes	64,075	78,140
Other long-term liabilities	13,558	9,915
Stockholders’ equity:
Common stock	503	503
Additional paid-in capital	642,524	638,690
Retained earnings	489,790	478,776
Accumulated other comprehensive income	153,975	93,198
Treasury stock	(171,037)	(138,504)

Total stockholders’ equity	1,115,755	1,072,663

	$2,132,468	$2,068,849

BELDEN INC.
ADJUSTED OPERATING RESULTS
(Unaudited)
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we provide operating results adjusted for severance charges, adjusted depreciation, asset impairments, gains (losses) on disposals of assets, and one time tax benefits (charges). We utilize the adjusted results to review our ongoing operations without the effect of restructuring and related charges and for comparison to budgeted operating results. We believe these adjusted results are useful to investors because they help them compare our results to previous periods and provide insights into underlying trends in the business. Adjusted results should be considered only in conjunction with results reported according to accounting principles generally accepted in the United States.

	As
	Reported	Adjustments	Adjusted
	(In thousands, except percentages and per share amounts)

Three Months Ended March 30, 2008

Revenues	$511,826	$—	$511,826

Gross profit	$145,817	$3,956	$149,773
as a percent of revenues	28.5%		29.3%

Operating income	$26,598	$24,688	$51,286
as a percent of revenues	5.2%		10.0%

Net income	$13,220	$18,963	$32,183
as a percent of revenues	2.6%		6.3%

Net income per diluted share	$0.27	$0.40	$0.67

Three Months Ended March 25, 2007

Revenues	$336,703	$—	$336,703

Gross profit	$90,689	$1,543	$92,232
as a percent of revenues	26.9%		27.4%

Operating income	$37,248	$3,273	$40,521
as a percent of revenues	11.1%		12.0%

Net income	$22,014	$2,515	$24,529
as a percent of revenues	6.5%		7.3%

Net income per diluted share	$0.44	$0.05	$0.49
Adjustments for the three months ended March 30, 2008 included pre-tax charges for asset impairment, severance associated with the Voluntary Separation Program, and severance and other restructuring costs of $11.5 million, $6.5 million, and $5.6 million, respectively, a $1.0 million pre-tax loss on the disposal of certain tangible assets, and a $2.0 million one-time tax charge.
Adjustments for the three months ended March 25, 2007 included pre-tax charges for asset impairment, severance, and adjusted depreciation of $1.4 million, $0.8 million, and $0.8 million, respectively, and a $0.2 million pre-tax loss on the disposal of certain tangible assets.